EXHIBIT 10.19 AMENDMENT TO THE 2004 GETTY REALTY CORP. OMNIBUS INCENTIVE COMPENSATION PLAN DATED DECEMBER 31, 2008.

AMENDMENT TO

GETTY REALTY CORP.

2004 OMNIBUS INCENTIVE COMPENSATION PLAN

WHEREAS, Section 8.2 of the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan (the “Plan”), authorizes the Administrator to amend the Plan at any time and Section 7.1 authorizes the Administrator to amend any Award Agreement under the Plan; and

WHEREAS, the Board of Directors (the “Board”) of Getty Realty Corp., a Maryland corporation (the “Corporation”), pursuant to the powers reserved to it under Section 7.1 of the Plan to take actions on behalf of the Administrator, now finds it desirable and in the best interest of the Corporation and the holders of outstanding Awards under the Plan to amend the Plan and the outstanding Award Agreements to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and having determined that such amendment may be adopted without approval by the Corporation’s shareholder.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2009, as follows:

1.         The definition of “Termination of Employment” set forth at Section 1.32 of the Plan, is amended to read as follows (revisions are marked):

“1.32.  “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability (within the meaning of Section 409A(a)(2)(C) of the Code), Retirement or Early Retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary, (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee; provided, however, that for purposes of any payment under or settlement of any Award where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Code, Termination of Employment shall have the same meaning as “separation from service” under Section 409A of the Code. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment.”

2.	The following new Section 8.3(g) is added to the Plan:

“(g)     The Administrator shall ensure that any action taken pursuant to Section 8.3(a) through 8.3(f) with respect to any Award that is subject to the provisions of Section 409A of the Code shall comply with the provisions of Section 409A of the Code.”

3.	The following new Section 8.11 is added to the Plan:

“8.11   409A Savings Clause. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. The Plan and all Awards shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code. Should any provision of the Plan, any Award Agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Administrator, and without the consent of the Holder of the Award, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. If the Company or Administrator by its operation of the Plan or an Award Agreement and by no fault of the Holder causes an Award to fail to meet the requirements of paragraphs (2), (3) or (4) of Section 409A(a) of the Code to the extent that Section 409A of the Code applies to such Award, the Company shall reimburse the Holder for interest and additional tax payable with respect to previously deferred compensation as provided in Section 409A(a)(1)(B) of the Code incurred by the Holder including a tax “gross-up” on such reimbursement. Any such reimbursement and tax gross-up payment shall be calculated in good faith by the Administrator and shall be paid by the end of the Holder’s taxable year next following the Holder’s taxable year in which the related taxes are remitted to the taxing authority.

Notwithstanding anything in the Plan to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Code unless and to the extent that such accelerated payment or settlement is permissible under Treasury Regulation 1.409A-3(j)(4) or any successor provision.”

4.         The foregoing amended provisions of the Plan shall be construed and interpreted as amended terms and provisions of all Award Agreements outstanding under the Plan as of January 1, 2009, and shall be binding upon the Corporation as if such terms were incorporated into the Award Agreements.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer this 31st day of December, 2008.

GETTY REALTY CORP.

By:	/s/ Leo Liebowitz

Leo Liebowitz
Chairman and Chief Executive Officer